Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FIRST QUARTER 2020 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, May 4, 2020 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the first quarter ended March 31, 2020.

FIRST QUARTER HIGHLIGHTS

•	Q1 2020 cash distribution of $0.10 per common unit; implies a 4.7% annualized yield based on the May 1, 2020 unit closing price of $8.60

•
Due to the current uncertainty in the commodity markets, Viper is temporarily reducing its distribution policy to 25% of cash available for distribution from 100% previously with retained cash flow expected to be used to strengthen the balance sheet; the Board of Directors of Viper’s General Partner intends to review this distribution policy quarterly

•
Q1 2020 consolidated net loss (including non-controlling interest) of $(123.9) million including a $142.5 million reduction of the Company’s deferred tax asset; adjusted net income (as defined and reconciled below) of $14.2 million

•	Consolidated adjusted EBITDA (as defined and reconciled below) of $70.2 million and cash available for distribution to Viper’s common limited partner units (as reconciled below) of $26.2 million

•	Q1 2020 average production of 17,441 bo/d (27,575 boe/d), an increase of 6% from Q4 2019 average daily oil production

•	192 total gross (4.6 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q1 2020 with an average lateral length of 9,306 feet

•
Closed 35 acquisitions for an aggregate purchase price of approximately $63.4 million in Q1 2020, increasing Viper’s mineral and royalty interests to a total of 24,714 net royalty acres at March 31, 2020

•	Initiating average production guidance for Q2 2020 and Q3 2020 of 13,500 to 15,000 bo/d (22,000 to 24,500 boe/d)

•	Reaffirming previously revised full year 2020 average production guidance of 14,000 to 17,000 bo/d (22,500 to 27,000 boe/d)

•
As of April 22, 2020, there were approximately 569 gross horizontal wells currently in the process of active development on Viper’s acreage, in which Viper expects to own an average 1.7% net royalty interest (9.5 net 100% royalty interest wells)

•
Approximately 429 gross (8.2 net 100% royalty interest) line-of-sight wells which have not yet begun the process of active development, but for which we have visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits

•	Q4 2019 and Q1 2020 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“First of all, and most importantly, our thoughts and prayers go out to all of those affected by the COVID-19 pandemic. The first half of 2020 will be in the history books forever, for all of the wrong reasons, but our business must go on and we have taken swift and decisive action to adapt to rapidly changing circumstances and preserve our strength through this cycle,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Viper’s business performed well in the first quarter, but that has been overshadowed by the dramatic decline in commodity prices that began in March and has continued through today. Viper took action and hedged almost 100% of expected 2020 oil production and over 50% of expected 2021 oil production with collars, putting a floor under our future oil price realizations. We have also made the decision to retain 75% of cash available for distribution to preserve balance sheet strength. Viper is fortunate to have free cash flow even at these commodity prices, and will take advantage of that free cash flow to fortify our balance sheet through these uncertain times.”

FINANCIAL UPDATE

Viper’s first quarter 2020 average realized prices were $45.49 per barrel of oil, $0.13 per Mcf of natural gas and $8.94 per barrel of natural gas liquids, resulting in a total equivalent realized price of $30.62/boe.

During the first quarter of 2020, the Company recorded total operating income of $78.7 million and consolidated net loss (including non-controlling interest) of $(123.9) million. The Company recorded a $142.5 million reduction to the valuation of its deferred tax asset due to the recent decline in commodity prices and the Company’s anticipated tax position based on its forward outlook.

As of March 31, 2020, the Company had a cash balance of $40.3 million and $601.5 million available under its revolving credit facility. In connection with its Spring redetermination, expected to close in May 2020, Viper’s lead bank has recommended a reduction in the borrowing base to $580.0 million from the current $775.0 million. Pro forma for the reduction in its borrowing base, Viper would have had $406.5 million available under its revolving credit facility and $446.8 million in liquidity as of March 31, 2020.

FIRST QUARTER 2020 CASH DISTRIBUTION

The Board of Directors of Viper’s General Partner (“Board”) declared a cash distribution for the three months ended March 31, 2020 of $0.10 per common unit. The distribution is payable on May 21, 2020 to eligible common unitholders of record at the close of business on May 14, 2020. This distribution represents 25% of total cash available for distribution with the remaining available cash from the first quarter of 2020 to be retained to strengthen the Company’s balance sheet. The Board will review this distribution policy quarterly.

On February 28, 2020, Viper made a cash distribution to its unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on May 21, 2020, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

OPERATIONS AND ACQUISITIONS UPDATE

During the first quarter 2020, Viper estimates that 192 gross (4.6 net 100% royalty interest) horizontal wells with an average royalty interest of 2.4% had been turned to production on its existing acreage position with an average lateral length of 9,306 feet. Of these 192 gross wells, Diamondback is the operator of 78 with an average royalty interest of 3.8%, and the remaining 114 gross wells, which had an average royalty interest of 1.4%, are operated by third parties.

Additionally, during the first quarter of 2020, Viper acquired 410 net royalty acres for an aggregate purchase price of approximately $63.4 million. These transactions brought Viper’s footprint of mineral and royalty interests to a total of 24,714 net royalty acres. Viper funded these acquisitions with cash on hand and borrowings under its revolving credit facility.

In total, as of March 31, 2020, Viper estimates there were 2,454 vertical wells and 4,309 horizontal wells producing on its acreage with a combined average net royalty interest of 3.7%. Despite the dramatic decline in oil prices, there continues to be development of Viper’s asset base. However, near-term activity is expected to be driven primarily by Diamondback’s operations. To that end, there are 77 gross horizontal wells operated by Diamondback currently in the process of development on the Company’s royalty acreage, in which Viper expects to own an average 6.6% net royalty interest (5.1 net 100% royalty interest wells). Additionally, based on Diamondback’s current completion schedule, there is line-of-sight to a further 50 gross (4.1 net 100% royalty interest) wells for which the process of active development has not yet begun, but for which there is visibility to the potential of future development in coming quarters. There is currently less visibility into third party operators’ anticipated activity levels and well completion cadence given the current commodity price environment. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production given the current depressed oil prices. Notwithstanding the foregoing, third parties continue to operate on Viper’s asset base. There are 492 gross horizontal wells operated by third parties in the process of active development, in which the Company expects to own an average 0.9% net royalty interest (4.4 net 100% royalty interest wells). Additionally, there are 379 gross (4.2 net 100% royalty interest) wells operated by third parties that have been permitted but not yet begun the process of active development. In total, between Diamondback and third party operators, there are 569 gross (9.5 net 100% royalty interest) wells currently in the process of active development including 37 active rigs and a further 429 gross (8.2 net 100% royalty interest) line-of-sight wells which have not yet begun the process of active development.

GUIDANCE UPDATE

Below is Viper’s revised guidance for the full year 2020, as well as average production guidance for Q2 2020 and Q3 2020. Given the recent extreme weakness in commodity prices and forward pricing uncertainty, the Company’s current 2020 production guidance does not account for the potential effect of further production curtailments.

Viper Energy Partners

Q2 2020 / Q3 2020 Net Production - MBo/d	13.5 - 15.0
Q2 2020 / Q3 2020 Net Production - MBoe/d	22.0 - 24.5
Full Year 2020 Net Production - MBo/d	14.0 - 17.0
Full Year 2020 Net Production - MBoe/d	22.5 - 27.0

Unit costs ($/boe)
Depletion	$10.50 - $12.50
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.25
Interest Expense	$3.00 - $4.00

Production and Ad Valorem Taxes (% of Revenue) (b)	7%

(a)	Assumes Q1 actual interest expense plus interest expense for the remainder of 2020 assuming $500mm in principal of Sr. Notes and $175mm drawn on the revolver.

(b)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2020 on Tuesday, May 5, 2020 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 2595076. A telephonic replay will be available from 1:00 p.m. CT on Tuesday, May 5, 2020 through Tuesday, May 12, 2020 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 2595076. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current adverse industry and macroeconomic conditions, depressed commodity prices, production levels on properties in which Viper has mineral and royalty interests, any potential regulatory action that may impose production limits on Viper’s royalty acreage, the recent acquisitions, Diamondback’s plans for the acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the ongoing COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$40,271	$3,602
Royalty income receivable (net of allowance for doubtful accounts)	37,960	58,089
Royalty income receivable—related party	—	10,576
Derivative instruments	776	—
Other current assets	334	397
Total current assets	79,341	72,664
Property:
Oil and natural gas interests, full cost method of accounting ($1,587,992 and $1,551,767 excluded from depletion at March 31, 2020 and December 31, 2019, respectively)	2,933,085	2,868,459
Land	5,688	5,688
Accumulated depletion and impairment	(351,116)	(326,474)
Property, net	2,587,657	2,547,673
Derivative instruments	62	—
Deferred tax asset (net of allowance)	—	142,466
Other assets	12,421	22,823
Total assets	$2,679,481	$2,785,626
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$324	$—
Accounts payable—related party	—	150
Accrued liabilities	16,623	13,282
Derivative instruments	7,362	—
Total current liabilities	24,309	13,432
Long-term debt, net	664,040	586,774
Derivative instruments	965	—
Total liabilities	689,314	600,206
Commitments and contingencies
Unitholders’ equity:
General partner	869	889
Common units (67,831,342 units issued and outstanding as of March 31, 2020 and 67,805,707 units issued and outstanding as of December 31, 2019)	756,408	929,116
Class B units (90,709,946 units issued and outstanding March 31, 2020 and December 31, 2019)	1,105	1,130
Total Viper Energy Partners LP unitholders’ equity	758,382	931,135
Non-controlling interest	1,231,785	1,254,285
Total equity	1,990,167	2,185,420
Total liabilities and unitholders’ equity	$2,679,481	$2,785,626

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31,
	2020	2019
Operating income:
Royalty income	$76,829	$60,428
Lease bonus income	1,622	1,160
Other operating income	241	2
Total operating income	78,692	61,590
Costs and expenses:
Production and ad valorem taxes	6,147	3,692
Depletion	24,642	16,199
General and administrative expenses	2,666	1,695
Total costs and expenses	33,455	21,586
Income from operations	45,237	40,004
Other income (expense):
Interest expense, net	(8,963)	(4,549)
Loss on derivative instruments, net	(7,942)	—
(Loss) gain on revaluation of investment	(10,120)	3,592
Other income, net	404	656
Total other expense, net	(26,621)	(301)
Income before income taxes	18,616	39,703
Expense (benefit) from income taxes	142,466	(34,608)
Net (loss) income	(123,850)	74,311
Net income attributable to non-controlling interest	18,319	40,532
Net (loss) income attributable to Viper Energy Partners LP	$(142,169)	$33,779

Net (loss) income attributable to common limited partner units:
Basic	$(2.10)	$0.61
Diluted	$(2.10)	$0.61
Weighted average number of common limited partner units outstanding:
Basic	67,822	55,448
Diluted	67,823	55,475

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(123,850)	$74,311
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	142,466	(34,655)
Depletion	24,642	16,199
Change in fair value of derivative instruments	7,489	—
Loss (gain) on revaluation of investment	10,120	(3,592)
Amortization of debt issuance costs	574	216
Non-cash unit-based compensation	387	405
Changes in operating assets and liabilities:
Royalty income receivable	20,129	740
Royalty income receivable—related party	10,576	(3,887)
Accounts payable and accrued liabilities	3,665	(3,289)
Accounts payable—related party	(150)	—
Income tax payable	—	47
Other current assets	63	(44)
Net cash provided by operating activities	96,111	46,451
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(64,626)	(81,923)
Net cash used in investing activities	(64,626)	(81,923)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	92,000	59,500
Repayment on credit facility	(15,000)	(313,500)
Debt issuance costs	(26)	(50)
Proceeds from public offerings	—	340,860
Public offering costs	—	(212)
Units purchased for tax withholding	(383)	(353)
Distributions to General Partner	(20)	(20)
Distributions to public	(30,214)	(25,970)
Distributions to Diamondback	(41,173)	(37,326)
Net cash provided by financing activities	5,184	22,929
Net increase (decrease) in cash	36,669	(12,543)
Cash and cash equivalents at beginning of period	3,602	22,676
Cash and cash equivalents at end of period	$40,271	$10,133

Supplemental disclosure of cash flow information:
Interest paid	$1,617	$4,908

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	Three Months Ended March 31, 2019
Production Data:
Oil (MBbls)	1,587	1,516	1,147
Natural gas (MMcf)	2,658	2,435	1,872
Natural gas liquids (MBbls)	479	483	254
Combined volumes (MBOE)(1)	2,509	2,405	1,714

Average daily oil volumes (BO/d)	17,441	16,476	12,750
Average daily combined volumes (BOE/d)	27,575	26,137	19,042

Average sales prices:
Oil ($/Bbl)	$45.49	$53.90	$45.31
Natural gas ($/Mcf)	$0.13	$1.29	$2.05
Natural gas liquids ($/Bbl)	$8.94	$14.53	$18.09
Combined ($/BOE)(2)	$30.62	$38.20	$35.26

Oil, hedged ($/Bbl)(3)	$45.49	$53.90	$45.31
Natural gas, hedged ($/MMbtu)(3)	$(0.04)	$1.29	$2.05
Natural gas liquids ($/Bbl)(3)	$8.94	$14.53	$18.09
Combined price, hedged ($/BOE)(3)	$30.44	$38.20	$35.26

Average Costs ($/BOE):
Production and ad valorem taxes	$2.45	$2.60	$2.15
General and administrative - cash component	0.91	0.74	0.75
Total operating expense - cash	$3.36	$3.34	$2.90

General and administrative - non-cash component	$0.15	$0.21	$0.24
Interest expense, net	$3.57	$4.15	$2.65
Depletion	$9.82	$11.13	$9.45

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	Realized price net of all deducts for gathering, transportation and processing.

(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting. We did not have any derivative contracts prior to February of 2020.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, net, non-cash unit-based compensation expense, depletion, loss (gain) on revaluation of investments, non-cash loss (gain) on derivative instruments and benefit from (provision for) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, common units repurchased for tax withholding, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

Three Months Ended March 31, 2020
Net (loss) income	$(123,850)
Interest expense, net	8,963
Non-cash unit-based compensation expense	387
Depletion	24,642
(Loss) gain on revaluation of investment	10,120
Non-cash loss on derivative instruments, net	7,489
Benefit from (provision for) income taxes	142,466
Consolidated Adjusted EBITDA	70,217
EBITDA attributable to non-controlling interest	(40,175)
Adjusted EBITDA attributable to Viper Energy Partners LP	$30,042

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$—
Debt service, contractual obligations, fixed charges and reserves	(3,383)
Units repurchased for tax withholding	(383)
Units - dividend equivalent rights	(20)
Preferred distributions	(45)
Cash available for distribution to Viper Energy Partners LP unitholders	$26,211

Common limited partner units outstanding	67,831

Cash available for distribution per limited partner unit	$0.39
Cash per unit approved for distribution	$0.10

Adjusted net (loss) income is a non-GAAP financial measure equal to net income attributable to Viper adjusted for non-cash loss (gain) on derivative instruments, (gain) loss on revaluation of investments, valuation for deferred tax asset and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following table presents a reconciliation of adjusted net income to net (loss) income:

Viper Energy Partners LP
Adjusted Net Income
(unaudited, in thousands, except unit amounts and per unit data)

	Three Months Ended March 31, 2020
	Pre-Tax Amounts	Amounts Per Unit
Net (loss) income attributable to Viper Energy Partners LP	$(142,169)	$(2.10)
Non-cash loss on derivative instruments, net	7,489	0.11
Loss on revaluation of investments	10,120	0.15
Valuation allowance for deferred tax asset	142,466	2.10
Adjusted income excluding above items	17,906	0.26
Income tax adjustment for above items	(3,698)	(0.05)
Adjusted net income attributable to Viper Energy Partners LP	$14,208	$0.21

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2020	Q3 2020	Q4 2020	FY 2021
Swaps - WTI (Cushing)	1,000	1,000	1,000	—
	$27.45	$27.45	$27.45	$—
Collars - WTI (Cushing)	14,000	14,000	14,000	10,000
Floor Price	$28.86	$28.86	$28.86	$30.00
Ceiling Price	$32.33	$32.33	$32.33	$43.05
Basis Swaps - WTI (Midland-Cushing)	4,000	4,000	4,000	—
	$(2.60)	$(2.60)	$(2.60)	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q2 2020	Q3 2020	Q4 2020
Natural Gas Basis Swaps - Waha Hub	25,000	25,000	25,000
	$(2.07)	$(2.07)	$(2.07)

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.